UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2004

Riggs National Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-9756 (Commission File Number)	52-1217953 (IRS Employer Identification No.)

1503 Pennsylvania Avenue, N.W., Washington, D.C. 20005
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (202) 835-4309

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Not applicable.

(b) Not applicable.

(c) On September 9, 2004, Lawrence Connell was appointed as Chief Operating Officer of Riggs Bank N.A. (the “Bank”).

     Mr. Connell joined the Bank during the first quarter of 2004 and has led the Bank’s efforts to exit or sell most of its international business. Prior to joining the Bank, Mr. Connell was employed by Promontory Financial Group, which advises financial services organizations on credit, market and other risk-related matters. Promontory Financial Group is actively engaged in consulting activities for the Bank. Prior to that, Mr. Connell served as Chairman, President and Chief Executive Officer of Household Bank, F.S.B. from 2002-2003. From 1998-2002, Mr. Connell served as a Senior Advisor in the U.S. Treasury Department’s Office of Technical Assistance. Mr. Connell is 67 years old.

     On April 6, 2004, the Bank entered into an employment agreement with Mr. Connell. The employment agreement expires on April 5, 2005, unless terminated earlier in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Connell is to receive an annual base salary of $400,000 and is eligible to receive an annual bonus of $200,000 upon the achievement of certain goals set by the President and CEO of the Bank. In the event Mr. Connell’s employment is terminated by the Bank without cause prior to April 5, 2005, Mr. Connell will be entitled to salary, benefits and bonus for the remainder of the term of the employment agreement. Mr. Connell is also subject to certain restrictive covenants. Mr. Connell’s employment agreement was filed in conjunction with Riggs National Corporation’s filing of its quarterly report in Form 10-Q on August 9, 2004 and is incorporated herein by reference to this Item 5.02.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGGS NATIONAL CORPORATION
By:	/S/ Steven T. Tamburo Steven T. Tamburo Chief Financial Officer

Dated: September 15, 2004